EXHIBIT 10.2

VALUEVISION MEDIA, INC.

2004 OMNIBUS STOCK PLAN

Incentive Stock Option Agreement

Full Name of Optionee:
No. of Shares Covered:		Date of Grant:
Exercise Price Per Share:		Expiration Date:
Exercise Schedule:
No. of Shares As to
Initial Vesting	Which Option Becomes	Expiration
Date	Exercisable as of Such Date	Date

This is an INCENTIVE STOCK OPTION AGREEMENT (“Agreement”) between ValueVision Media, Inc., a Minnesota corporation (the “Company”), and the Optionee identified above (the “Optionee”) effective as of the date of grant specified above.

Recitals

A. The Company maintains the ValueVision Media, Inc. 2004 Omnibus Stock Plan (the “Plan”).

B. The Company has appointed a committee (the “Committee”) with the authority to determine the awards to be granted under the Plan, and the Board has maintained the Authority to exercise the powers and duties of the Committees at their discretion.

C. The Committee or its designee has determined that the Optionee is eligible to receive an award under the Plan in the form of a Stock Option (the “Option”) and has set the terms and conditions thereof.

This Option is issued to the Optionee under the terms and conditions set by the Committee as follows.

Terms and Conditions*

1.	Grant. The Optionee is granted this Option to purchase the number of Shares specified at the beginning of this Agreement on the terms and conditions set forth herein.

2.	Exercise Price. The price to the Optionee of each Share subject to this Option shall be the Exercise Price specified on the first page of this Agreement.

3.	Incentive Stock Option. This Option, to the extent permissible, is intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor provision.

4.	Exercise Schedule. Except as provided in Section 8, this Option may be exercised in accordance with the Exercise Schedule set forth on the first page of this Agreement. The Exercise Schedule is cumulative – that is, if this Option has not expired prior thereto, the Optionee may at any time purchase all or any portion of the Shares then available under the Exercise Schedule to the extent not previously purchased.

To the extent the total Fair Market Value (determined as of the date of grant of an Option) of Shares with respect to which this Option and any other incentive stock options granted by the Company or its Affiliates shall become exercisable for the first time during any calendar year will exceed $100,000, such excess options will be treated as Non-Statutory Stock Options. This $100,000 limit shall be applied by taking such incentive stock options into account in the order in which they are granted.

This Option may be exercised in full (notwithstanding the Exercise Schedule) under the circumstances described in Section 8 of this Agreement if it has not expired prior thereto.

5.	Expiration. The right to exercise this Option with respect to the shares covered hereunder shall expire at 4:00 p.m. Central Time on the earliest of:

(a)	The expiration date specified at the beginning of this Agreement for the applicable portion of covered shares (which date shall not be later than five (5) years after each respective vesting date for the applicable portion of the covered shares);

(b)	The last day of the period as of or following the termination of Optionee as an employee of the Company or an Affiliate, during which this Option can be exercised (as specified in Section 7 hereof); or

(c) The date (if any) fixed for cancellation pursuant to Section 8 of this Agreement.

In no event may anyone exercise this Option, in whole or in part, after it has expired, notwithstanding any other provision of this Agreement.

6. Procedure to Exercise Option.

Notice of Exercise. Subject to the terms and conditions of this Agreement, this Option may be exercised by delivering advance written notice of exercise to the Company at its headquarters in the form attached to this Agreement or a similar form containing substantially the same information and addressed or delivered to an authorized Company representative. The notice shall state the number of Shares to be purchased, and shall be signed by the person exercising this Option. If the person exercising this Option is not the Optionee, he or she also must submit appropriate proof of his or her right to exercise this Option.

Tender of Payment. Any notice of exercise hereunder shall be accompanied by payment (by cash, check, bank draft or money order payable to the Company) of the full purchase price of the Shares being purchased; to the extent permitted by law, an Optionee may also simultaneously exercise an Option and sell the Shares thereby acquired pursuant to a brokerage or similar relationship so long as the cash proceeds from the sale are used promptly as payment of the purchase price of those Shares and the Company has received adequate assurances thereof. Notwithstanding the foregoing, the Optionee will not be permitted to pay any portion of the purchase price with Shares if, in the opinion of the Committee, payment in such a manner could have an adverse financial accounting consequence for the Company.

Delivery of Certificates. As soon as practicable after the Company receives a properly executed notice and the purchase price provided for above, it shall deliver to the person exercising the Option, in the name of such person, a certificate or certificates representing the Shares being purchased. The Company shall pay any original issue or transfer taxes with respect to the issue or transfer of the Shares and all fees and expenses incurred by it in connection therewith. All Shares so issued shall be fully paid and nonassessable. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to issue or deliver any Shares prior to the completion of such registration or other qualification of such Shares under any law, rule or regulation as the Company shall determine to be necessary or desirable.

7.	Vesting Requirement. This Option may be exercised only while the Optionee remains employed with the Company or an Affiliate or is serving as a consultant of the Company or an Affiliate, and only if the Optionee has been continuously in one or more such relationships with the Company or an Affiliate, as the case may be; provided that:

(a)	The Optionee may exercise this Option during the ninety (90) day period following termination of his or her employment with the Company or an Affiliate, but only to the extent that it was exercisable immediately prior to such termination (i.e. the Optionee shall not progress on the exercise schedule) and only if the Optionee’s employment was not terminated for Cause (as hereinafter defined).

(b)	If the Optionee becomes totally and permanently disabled (within the meaning of Code section 22(e)(3)) while employed by the Company or an Affiliate, he or she may exercise this Option during the one-year period following his or her termination of employment.

(c)	If the Optionee dies while employed by the Company or an Affiliate, the Optionee’s Successor may exercise this Option during the one-year period following the date the Optionee dies.

(d)	Subject to Section 8, if the Optionee ceases to be employed by the Company or an Affiliate after a declaration made pursuant to Section 8 of this Agreement, he or she may exercise the Option at any time permitted by such declaration.

Notwithstanding the above, this Option may not be exercised after it has expired.

8. Acceleration of Option.

Disability. This Option may be exercised in full (notwithstanding the Exercise Schedule) if the Optionee becomes totally and permanently disabled (as defined in Code section 22(e)(3)) while employed with the Company or an Affiliate.

Death. This Option may be exercised in full (notwithstanding the Exercise Schedule) if the Optionee dies while employed with the Company or an Affiliate.

Event. This Option may, at the discretion of the Optionee, be exercised in full (notwithstanding the Exercise Schedule) if an Event shall have occurred.

Fundamental Change. At least 10 days prior to a Fundamental Change, the Committee may, but shall not be obligated to declare, and provide written notice to the Optionee of the declaration, that this Option shall be canceled at the time of, or immediately prior to the occurrence of, the Fundamental Change (unless it is exercised prior to the Fundamental Change) in exchange for payment to the Optionee, within ten days after the Fundamental Change, of cash equal to the amount, for each Share covered by the canceled Option, by which the event proceeds per share (as defined below) exceeds the exercise price per Share covered by this Option. This Option may be exercised in full (notwithstanding the Exercise Schedule) at any time at the discretion of the Optionee following such declaration by the Committee or, if no such declaration is made by the Committee, at any time after formal notification of the proposed Fundamental Change has been given to the Company’s shareholders, and in any event prior to the time of cancellation of this Option. This Option, to the extent it has not been exercised prior to the Fundamental Change, shall be canceled at the time of, or immediately prior to, the Fundamental Change, as provided in the declaration, and this Agreement shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this paragraph.

In the case of a Fundamental Change that consists of the merger or consolidation of the Company with or into any other corporation or statutory share exchange, the Committee, in lieu of the declaration above, may make appropriate provision for the protection of this Option by the substitution, in lieu of this Option, of an option to purchase appropriate voting common stock or appropriate voting common stock of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation.

For purposes of the preceding paragraphs, the “event proceeds per share” is the cash plus the value (as determined by the Committee) of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Fundamental Change.

9.	Limitation on Transfer. While the Optionee is alive, only the Optionee or the Optionee’s guardian or legal representative may exercise this Option. This Option may not be assigned or transferred other than by will or the laws of descent and distribution, and shall not be subject to pledge, hypothecation, execution, attachment or similar process. Any attempt to assign, transfer, pledge, hypothecate or otherwise dispose of this Option contrary to the provisions hereof, and the levy of any attachment or similar process upon this Option, shall be null and void.

10.	No Shareholder Rights Before Exercise. No person shall have any of the rights of a shareholder of the Company with respect to any Share subject to this Option until the Share actually is issued to the Optionee upon exercise of this Option.

11.	Discretionary Adjustment. The Committee will make appropriate adjustments in the number of Shares subject to this Option and in the purchase price per Share to give effect to any adjustments made in the number and type of outstanding Shares through a Fundamental Change, recapitalization, reclassification, stock combination, stock dividend, stock split or other relevant change; provided that, fractional Shares shall be rounded to the nearest whole Share.

12. Tax Withholding.

General Rule. The Company or an Affiliate may require, upon the exercise of this Option, the person exercising this Option shall, upon exercise and demand by the Company or Affiliate, promptly pay in cash such amount as is necessary to satisfy any required withholding taxes prior to receipt of such Shares; provided that, in lieu of all or any part of such cash payment, the Committee may, in its sole discretion, allow the person exercising this Option to cover all or any part of the required withholdings, through a reduction of the number of Shares delivered or through a subsequent return to the Company of Shares delivered, in each case valued in the same manner as used in computing the withholding taxes under applicable laws.

Committee Approval; Revocation. The Committee may approve an election under this section to reduce the number of Shares delivered in advance, but the approval is subject to revocation by the Committee at any time. Once the person exercising this Option makes such an election, he or she may not revoke it.

Exception. Notwithstanding the foregoing, the Optionee who tenders previously owned Shares to the Company in payment of the purchase price of Shares in connection with an option exercise may also tender previously owned Shares to the Company in satisfaction of any tax withholding obligations in connection with such option exercise without regard to the specified time periods set forth above for insiders. If the Company or an Affiliate is required to withhold any taxes, upon the exercise of this Option, the person exercising this Option shall, upon exercise and demand by the Company or Affiliate, promptly pay in cash such amount as is necessary to satisfy such requirement.

13.	Forfeitures. The Company, by action of the Committee, will have the right and option (the “Termination Right”) to terminate this Option prior to exercise, if the Committee determines that the Optionee (i) has engaged in competition with the Company or its Affiliates during the term of the Optionee’s employment with the Company or its Affiliates or within six months after the termination of such employment (the “Applicable Period”) that the Committee concludes is detrimental to the Company or its Affiliates, (ii) has made an unauthorized disclosure of material non-public or confidential information of the Company or any of its Affiliates during the Applicable period, (iii) has committed a material violation of any applicable written policies of the Company or any of its Affiliates during the Applicable Period or any provision of a written employment agreement between Optionee and the Company or any of it Affiliates, (iv) has engaged in conduct reflecting dishonesty or disloyalty to the Company or any of its Affiliates during the Applicable Period; or (v) the Optionee’s employment with the Company (or an Affiliate of the Company) was terminated for Cause.

The decision to exercise the Company’s Termination Right will be based solely on the judgment of the Committee, in its sole and complete discretion, given the facts and circumstances of each particular case. Such Termination Right may be exercised by the Committee within 90 days after the Committee’s discovery of an occurrence that entitles it to exercise its Termination Right (but in no event later than 6 months after the Optionee’s termination of employment with the Company or its Affiliates). Such Termination Right will be deemed to be exercised effective immediately upon the Company’s mailing written notice of such exercise postage prepaid, addressed to the Optionee at the Optionee’s most recent home address as shown on the personnel records of the Company. The Termination Right of the Company may not be exercised on or after the occurrence of any Event.

14.	Certain Definitions. (A) In the case where Optionee does not have a written employment, salary continuation or similar agreement with the Company or any of its Affiliates, for purposes of this Agreement the term “Cause” shall mean a termination of employment of the Optionee due to (i) the inability or failure of the Optionee to adequately perform the material duties of his or her position, (ii) a material act or acts of fraud which result in or are intended to result in Optionee’s personal enrichment at the direct expense of the Company, including without limitation, theft or embezzlement from the Company or any of its Affiliates, (iii) material violation by Optionee of any written policy, regulation or practice of the Company or any of its Affiliates, (iv) conviction of Optionee of a felony, or (v) material breach by Optionee of any obligations of Optionee as an officer or employee of the Company or any of its Affiliates, and (B) in the case where Optionee has a written employment, salary continuation or similar agreement with the Company or any of its Affiliates, which agreement contains a definition of Cause, then for purposes of this Agreement the term “Cause” shall have the meaning ascribed to such term in such other agreement.

15.	Interpretation of This Agreement. All decisions and interpretations made by the Committee with regard to any question arising hereunder or under the Plan will be binding and conclusive upon the Company and the Optionee. If there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

16.	Discontinuance of Employment. This Agreement shall not give the Optionee a right to continued employment with the Company or any Affiliate, and the Company or Affiliate employing the Optionee may terminate his or her employment and otherwise deal with the Optionee without regard to the effect it may have upon him or her under this Agreement.

17.	Obligation to Reserve Sufficient Shares. The Company shall at all times during the term of this Option reserve and keep available a sufficient number of Shares to satisfy this Agreement.

18.	Binding Effect. This Agreement shall be binding in all respects on the heirs, representatives, successors and assigns of the Optionee.

19.	Choice of Law. This Agreement is entered into under the laws of the State of Minnesota and shall be construed and interpreted thereunder (without regard to its conflict of law principles).

IN WITNESS WHEREOF, the Optionee and the Company have executed this Agreement effective as of the day of , 200_.

VALUEVISION MEDIA, INC.	OPTIONEE
By:

Name:	Name:

Its:

Date:________________

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344

Attention: Secretary

Ladies and Gentlemen:

I hereby exercise the following option (the “Option”) granted to me under the ValueVision Media, Inc. 2004 Omnibus Stock Plan (the “Plan”) with respect to the number of shares of Common Stock (“Shares”) of ValueVision Media, Inc. (the “Company”), indicated below:

Name:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is Hereby Exercised:

Total Exercise Price:

☐	Enclosed with this letter is cash, a check, bank draft or money order payable to the Company in the amount of the Total Exercise Price.

☐	I hereby agree to pay the Total Exercise Price within five
business days of the date hereof and, as stated in the
attached Broker’s Letter, I have delivered irrevocable
instructions to      to
promptly deliver to the Company the amount of sale or loan
proceeds from the Shares to be issued pursuant to this
exercise necessary to satisfy my obligation hereunder to pay the Total Exercise Price.

I agree that I will pay any required withholding taxes in connection with this exercise as provided in the Plan.

* Unless the context indicates otherwise, capitalized terms that are not defined in this Agreement shall have the meaning set forth in the Plan as it currently exists or as it is amended in the future.

Please issue a certificate (the “Certificate”) for the number of Shares with respect to which the Option is being exercised in the name of the person indicated below and deliver the Certificate to the address indicated below:

Name in Which to Issue	—
Certificate:
Address to Which Certificate	—
Should be Delivered:	—
—
—
—
—
—
Principal Mailing Address for	—
Holder of the Certificate (if	—
different from above):	—

Very truly yours,

Signature

Name, please print

Social Security Number

Date:__________________

VALUEVISION MEDIA, INC.
6740 Shady Oak Road
Eden Prairie, Minnesota 55344

Attention: Secretary

Ladies and Gentlemen:

Name of Optionee:

Date of Grant of Option:

Exercise Price Per Share:

Number of Shares With Respect to Which the Option is to be Exercised:

Total Exercise Price:

The above Optionee has requested that we finance the exercise of the above Option to purchase shares of common stock, par value $.01 per share, of ValueVision Media, Inc. (the “Company”) and has given us irrevocable instructions to promptly deliver to the Company the amount of sale or loan proceeds from such shares to be issued pursuant to such exercise to satisfy the Optionee’s obligation to pay the Total Exercise Price.

Very truly yours,

Broker Name

By